                LEONARDO DRS, INC.
            EXECUTIVE SEVERANCE PLAN

The Company hereby adopts, as of the Effective Date (as defined below), the Leonardo DRS, Inc. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions stated herein. The Plan replaces the Company’s existing amended and restated change in control plan, dated as of September 12, 2016. All capitalized terms used herein are defined in Section 1 hereof. The Plan is intended to help retain select employees, maintain a stable work environment, and provide economic security to certain key employees of the Company in the event of a Qualifying Non- CIC Termination or a Qualifying CIC Termination (each, as defined below). The Plan, as a “severance pay arrangement” within the meaning of section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

1. DEFINITIONS. As used herein:

1.1 “Auditor” means the Company’s independent registered public accounting firm or other valuation expert as determined by the Company.

1.2 “Board” means the Board of Directors of the Company, as constituted from time to time.

1.3 “Cause” means (a) with respect to an Eligible Employee employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (b) with respect to any other Eligible Employee, the occurrence of any of the following: (i) Eligible Employee’s repeated or continued failure to perform his or her duties to the Company’s satisfaction (other than any such failure resulting from incapacity due to physical or mental illness), as determined in the Company’s sole discretion; (ii) Eligible Employee’s engagement in dishonesty, illegal conduct or misconduct; (iii) Eligible Employee’s embezzlement, misappropriation or fraud, whether or not related to Eligible Employee’s employment with the Company; (iv) Eligible Employee’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or crime that constitutes a misdemeanor involving moral turpitude; or (v) Eligible Employee’s violation of the Company’s Code of Ethics and Business Conduct or any other policies referenced therein, as amended from time to time, as determined in the Company’s sole discretion.

1.4 “Change in Control” means, the occurrence of any of the following events:

(a) during any period of 12 months, individuals who constitute the Board as of the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two- thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or publicly threatened election contest with respect to Directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; provided, further, that this Section 1.4(a) shall not be in effect until there are no Leonardo S.p.A “Proxy Holders” (as defined in the Proxy Agreement (as such agreement may be as amended, restated, modified, or supplemented from time to time, the “Proxy Agreement”) by and between the Company, the Proxy Holders, the Stockholder, Leonardo – Societa per azioni and the United States Department of Defense) on the Board;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then- outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition); or (E) by Leonardo S.p.A or any of its direct or indirect Subsidiaries;

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), excluding such a Business Combination with Leonardo S.p.A or any of its direct or indirect subsidiaries, unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(d) the consummation of a sale of all or substantially all of the Company’s assets (other than to Leonardo S.p.A or any of its direct or indirect Subsidiaries or an affiliate of the Company); or

(e) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person (other than Leonardo S.p.A or any of its direct or indirect Subsidiaries) becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur. For the avoidance of doubt, a completion of (i) an offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, (ii) a direct listing of such securities on a national securities exchange and/or (iii) an exchange of 50% or more of the shares of common stock of the Company then outstanding for publicly traded equity securities of an entity or person not affiliated with the Company, will not constitute a Change in Control.

1.5 “CIC Severed Employee” is an Eligible Employee who incurs a Qualifying CIC
Termination.

1.6 “Client” means, in the twenty-four (24) month period prior to Eligible Employee’s termination of employment, any client or prospective client of the Company to whom Eligible Employee provided services, or for whom Eligible Employee transacted business, or whose identity became known to Eligible Employee in connection with Eligible Employee’s relationship with or employment by the Company with which the Company wanted or intended to do business.

1.7 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8 “Committee” means the Compensation Committee of the Board, as constituted from time to time.

1.9 “Company” means Leonardo DRS, Inc. (collectively with its subsidiaries) or any successors thereto.

1.10 “Company Property” means any and all documents, computer and computer- related hardware and software items, disks, telephones, customer and prospect lists, marketing, planning, financial and business strategy materials and all other materials or other things in your possession, custody or control that were produced by, received by or otherwise submitted to you by anyone during your employment by the Company relating to the Company’s business or a customer of the Company or that otherwise are the property of the Company.

1.11 “Competitive Enterprise” means any business enterprise that engages in any activity that competes anywhere with any activity in which the Company is engaged.

1.12 “Confidential Information” means all non-public information of the Company’s business and its customers and affiliates of such customers, including but not limited to, the pendency or contemplation of certain transactions, the identity of the Company’s customers, the kinds of services provided by the Company to customers and offered to be performed for potential customers, computer software applications and other programs, personnel information, and other trade secrets. “Confidential Information” does not include information which (i) is or becomes available to the public generally (other than as a result of the Eligible Employee’s disclosure) or (ii) becomes available to the Eligible Employee on a non-confidential basis from a source other than the Company.

1.13 “Disability” means, unless otherwise defined in an employment agreement between the Eligible Employee and the Company, an Eligible Employee’s inability to perform the duties of his or her employment on a full-time basis for six (6) consecutive months, as determined by the Committee.

1.14 “Effective Date” means May 27, 2021, as amended and restated as of October 10, 2022.

1.15 “Eligible Employee” means any Level 1 Employee or Level 2 Employee, as designated by the Plan Administrator from time to time; provided such Level 1 Employee or Level 2 Employee has signed an acknowledgement of the terms and conditions of the Plan including, without limitation, the Restrictive Covenants contained in Section 5 hereof.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as it
may be amended from time to time.

1.17 “Excise Tax” means any excise tax imposed under section 4999 of the Code.

1.18 “Good Reason” means, following a Change in Control, (a) with respect to an Eligible Employee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Eligible Employee, the occurrence of any of the following in the absence of the Eligible Employee’s written consent: (i) a material diminution in the Eligible Employee’s authority, duties, or responsibilities (other than temporarily while the Eligible Employee is physical or mentally incapacitated or as required by law), (ii) a material diminution in the Eligible Employee’s base salary (iii) the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s existing principal place of employment, which constitutes a material adverse change in the geographic location with respect to such Eligible Employee or (iv) the Company’s material breach of any employment agreement to which the Company and the Eligible Employee are party at the time of such breach; provided that in any case such event is not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from the affected Eligible Employee within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason.

1.19 “Level 1 Employee” shall mean each individual designated by the Plan Administrator from time to time as a Level 1 Employee.

1.20 “Level 2 Employee” shall mean each individual designated by the Plan Administrator from time to time as a Level 2 Employee.

1.21 “Non-CIC Severed Employee” is an Eligible Employee who incurs a Qualifying
Non-CIC Termination.

1.22 “Plan” means this Leonardo DRS, Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.23 “Plan Administrator” means the Committee or its designee.

1.24 “Pro Rata Bonus” shall mean an amount equal to the Eligible Employee’s target annual cash bonus for the fiscal year in which the Severance Date occurs, pro-rated for the period of the Eligible Employee’s employment with the Company during the fiscal year in which the Severance Date occurs.

1.25 “Qualifying Termination” means a Qualifying Non-CIC Termination or a
Qualifying CIC Termination.

1.26 “Qualifying CIC Termination” means the termination of an Eligible Employee’s employment with the Company on or within two (2) years following the date of a Change in Control (i) by the Company or its successor other than for Cause or (ii) by the Eligible Employee for Good Reason; provided that a Qualifying CIC Termination shall occur only if such termination of employment constitutes a “separation from service” within the meaning of section
409A of the Code and the applicable regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, an Eligible Employee will not be considered to have incurred a Qualifying CIC Termination (a) if his or her employment is discontinued by reason of the Eligible Employee’s death or Disability (other than in each case with respect to payments pursuant to Section 2.3 and Section 2.4 hereof as set forth herein) or (b) by reason of the divestiture of a facility or other assets of the Company, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated if the Eligible Employee is offered comparable employment by the successor company and the successor company assumes the Company’s responsibilities under the Plan with respect to such Eligible Employee.

1.27 “Qualifying Non-CIC Termination” means the termination of an Eligible Employee’s employment with the Company, that is not a Qualifying CIC Termination, by the Company or its successor other than for Cause; provided that a Qualifying Non-CIC Termination shall occur only if such termination of employment constitutes a “separation from service”
within the meaning of Section 409A. Notwithstanding the foregoing, an Eligible Employee will not be considered to have incurred a Qualifying Non-CIC Termination (a) if his or her employment is discontinued by reason of the Eligible Employee’s death or Disability (other than in each case with respect to payments pursuant to Section 2.3 and Section 2.4 hereof as set forth herein) or (b) by reason of the divestiture of a facility or other assets of the Company, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated if the Eligible Employee is offered comparable employment by the successor company and the successor company assumes the Company’s responsibilities under the Plan with respect to such Eligible Employee.

1.28 “Restrictive Covenants” means the restrictions set forth in Section 5 and, if Eligible Employee is a party to, or participant in, an employment agreement, severance agreement or other agreement or plan with the Company, which agreement sets forth provisions regarding Confidential Information, non-solicitation or non-competition, the provisions set forth in such employment agreement, severance agreement or other agreement or plan.

1.29 “Restricted Period” means twelve (12) months immediately following the
Severance Date.

1.30 “Severance Date” means a date on which an Eligible Employee incurs a
Qualifying Termination.

1.31 “Severance Multiplier” means (i) in the event of a Qualifying CIC Termination
(a) with respect to each Level 1 Employee, 2.5, and (b) with respect to each Level 2 Employee, 2.

1.32 “Severance Pay” means the payments determined pursuant to Section 2.1 hereof.

1.33 “Severance Period” means (i) in the event of a Qualifying CIC Termination, (a) with respect to each Level 1 Employee, the shorter of (x) thirty (30) months immediately following the Severance Date and (y) the period ending on the last day of the second calendar year following the calendar year in which the Severance Date occurs; and (b) with respect to each Level 2 Employee, twenty-four (24) months immediately following the Severance Date, and
(ii) in the event of a Qualifying Non-CIC Termination (a) with respect to each Level 1
Employee, eighteen (18) months immediately following the Severance Date; and (b) with respect to each Level 2 Employee, twelve (12) months immediately following the Severance Date.

1.34 “Severed Employee” is a CIC Severed Employee or a Non-CIC Severed
Employee.

1.35 “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, or requests any person to take or refrain from taking any action.

1.36 “Specified Employee” means any Eligible Employee described in section
409A(a)(2)(B)(i) of the Code.

1.37 “Tax Counsel” means tax counsel selected by the Company (which Tax Counsel may be the Company’s general counsel or tax advisors).

1.38 “Total Payments” means all payments or benefits received in connection with a Change in Control or the termination of the Severed Employee’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement, or agreement.

1.39 “Unpaid Prior Year Bonus” shall be any unpaid cash incentive compensation bonus earned by the Eligible Employee for the last full fiscal year prior to the Severance Date (disregarding, for purposes of this definition in this Plan only, any active employment eligibility requirement for receipt of any incentive compensation bonus).

2. BENEFITS.

2.1 Severance Entitlement.

(a) For purposes of this Section 2.1, “annual base salary” shall be the Severed Employee’s annual base salary (excluding bonuses, commissions, premium pay, and similar compensation) as of immediately prior to the Qualifying Termination (without regard to any reduction therein which constitutes Good Reason).

(b) Each CIC Severed Employee shall be entitled, subject to Section 2.7 hereof, to receive Severance Pay in an amount equal to the sum of (i) his or her annual base salary and ICP target award under the Company’s Incentive Compensation Plan (“ICP”) for the fiscal year in which the Severance Date occurs, multiplied by the applicable Severance Multiplier; (ii) his or her Unpaid Prior Year Bonus, if any; and (iii) the Pro Rata Bonus.

(c) Subject to Section 7.2, Severance Pay under Section 2.1(b) shall be paid to an eligible Severed Employee in a cash lump sum, within three (3) days following the date on which a written release (the “Release”) has been executed by the Severed Employee and is no longer capable of being revoked (the “Release Effective Date”), provided that if the period between the Severance Date and the latest possible Release Effective Date spans two calendar years, the Severance Pay shall be paid in the second calendar year.

(d) Each Non-CIC Severed Employee shall be entitled, subject to Section 2.7 hereof, to receive Severance Pay in an amount equal to the sum of (i)(A) for any Level 1
Employee, 18 months of his or her annual base salary and (B) for any Level 2 Employee, 12 months of his or her annual base salary; (ii) his or her Unpaid Prior Year Bonus, if any; and (iii) the Pro Rata Bonus.

(e) Subject to Section 7.2, Severance Pay under Section 2.1(d) shall be paid to an eligible Severed Employee over the Severance Period in equal installments, commencing after the Release Effective Date, provided that if the period between the Severance Date and the latest possible Release Effective Date spans two calendar years, the Severance Pay shall commence in the second calendar year, in accordance with the Company’s bi-weekly payroll practices.

2.2 Subject to Section 2.7 and Section 7.2 hereof, provided the Severed Employee elects to receive continued medical and/or dental coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of
1985, as amended (“COBRA”), (x) the Company shall reimburse the Severed Employee monthly for an amount, at no greater after tax cost to the Severed Employee than the after tax cost to the Severed Employee as of immediately prior to the Severance Date (or, if more favorable to the Severed Employee, as of immediately prior to the first occurrence of an event or circumstance constituting Good Reason), equal to the monthly COBRA premiums for the Severed Employee and the Severed Employee’s covered dependents under such plans (the “Benefit Reimbursement Payments”), and (y) the Company shall pay the Severed Employee an additional monthly amount equal to the Company’s cost as of immediately prior to the Severance Date (or, if more favorable to the Severed Employee, as of immediately prior to the first occurrence of an event or circumstance constituting Good Reason) of the Severed Employee’s coverage under the Company’s disability, accident and life insurance for the Severed Employee and the Severed Employee’s covered dependents (the “Insurance Benefit Payments,” and together with the
Benefit Reimbursement Payments, the “Benefit Payments”), in each case of clause (x) and (y) during the period commencing on the Severance Date and ending upon the earlier of (A) the last day of the Severed Employee’s Severance Period, and (B) the date the Severed Employee becomes eligible to receive healthcare coverage or other insurance coverage, as applicable, from a subsequent employer (the “Benefit Continuation Period”). The Severed Employee will promptly notify the Company in writing of such subsequent employment. The Benefit Payments shall be paid to the Severed Employee in equal installments on a monthly basis during the applicable Benefit Continuation Period no later than the date of each month that the COBRA premiums are due to the insurance carrier or COBRA administrator (as applicable). Notwithstanding the foregoing, if the Company’s provision of benefits under this Section 2.2 would violate the nondiscrimination rules under applicable law or result in the imposition of penalties under applicable law, the Company shall reform this Section 2.2 in a manner as is necessary to comply with applicable law, without reduction in the value of benefits.

2.3 LTIP Award Payments.

(a) In the event of a Qualifying CIC Termination, subject to Section 2.7 and Section 7.2, any awards granted to a CIC Severed Employee under the Company’s Long Term Incentive Plan (as in effect and amended from time to time, the “LTIP”), including any equity-based award granted under any omnibus equity compensation plan adopted by the Company from time to time (as in effect and amended from time to time, the “Omnibus Plan”) in connection with any LTIP Award shall be deemed to be immediately vested and payable (in cash or shares of common stock of the Company, as applicable) to the CIC Severed Employee, notwithstanding any provision of the LTIP or Omnibus Plan to the contrary (each such vested and payable LTIP Award amount, the “CIC LTIP Amount”), with any applicable performance conditions deemed achieved at target performance. Any payments under this Section 2.3(a) shall be paid at the same time as the Severance Pay, subject to Section 7.2 and the final sentence of this Section 2.3(a); provided that if the period between the Severance Date and the latest possible Release Effective Date spans two calendar years, the CIC LTIP Amount shall be paid in the second calendar year. Notwithstanding any provisions of this Section 2.3(a) to the contrary, if prior to a Change in Control, a CIC Severed Employee has a legally binding right within the meaning of Section 409A to a Pro-rated Award Payment under the LTIP, the portion of the CIC LTIP Amount equal to the Pro-rated Award Payment shall, to the extent necessary to comply with Section 409A, be paid at such time or times as set forth in the LTIP; provided that, in no event shall the aggregate amount paid to such CIC Severed Employee under the LTIP and this Section 2.3(a) be less than the amount payable in respect of the LTIP awards under this
Section 2.3(a).

(b) In the event of a Qualifying Non-CIC Termination, subject to Section 2.7 and Section 7.2, any awards granted to a Non-CIC Severed Employee under the LTIP shall be deemed to be treated in accordance with Section 8 of the LTIP (such amounts payable, the “LTIP Amount”).

2.4 Omnibus Plan Awards.

(a) In the event of a Qualifying CIC Termination, subject to Section 2.7 and Section 7.2, any awards granted to a CIC Severed Employee under the Omnibus Plan shall be deemed to be immediately vested, with any applicable performance conditions deemed achieved at target performance. Any shares of common stock of the Company that are deliverable pursuant to awards under the Omnibus Plan under this Section 2.4 shall be delivered at the same time as the Severance Pay, subject to Section 7.2; provided that if the period between the Severance Date and the latest possible Release Effective Date spans two calendar years, any shares of common stock of the Company deliverable under the Omnibus Plan shall be paid in the second calendar year.

(b) In the event of a Qualifying Non-CIC Termination, subject to Section 2.7 and Section 7.2, any awards granted to a Non-CIC Severed Employee under the Omnibus Plan shall be treated in accordance with the terms of such Omnibus Plan (or any successor plan) and the award agreements thereunder.

2.5 In the event of a claim by a Severed Employee as to the amount or timing of any payment or benefit, such Severed Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the Severed Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Severed Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Severed Employee may appeal the denial of the claim. In the event a Severed Employee wishes to appeal the denial of his or her claim, the Eligible Employee may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of the initial denial. Such Severed Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, (a) review any documents pertinent to his claim, (b) review any Plan documents relevant to his claim and (c) submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt and provided that the

Plan Administrator notifies the claimant of the delay), the Plan Administrator shall provide a written ruling to the Severed Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If the Plan Administrator does not provide the Severed Employee with written notice within sixty (60) days after receipt of the request for review, the Severed Employee’s claim will be deemed denied.

2.6 Regardless of whether employment terminates due to a Qualifying CIC Termination or a Qualifying Non-CIC Termination, no Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she (i) first executes a Release following such Severed Employee’s Severance Date and such Release becomes effective and has not been revoked by the Severed Employee by the Release Effective Date and (ii) complies with the Restrictive Covenants set forth in Section 5 hereof.

2.7 The Company shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes which it is from time to time required by law to withhold.

2.8 The Plan is intended to comply with the requirements of Section 409A. For purposes of Section 409A, each payment made under the Plan will be treated as a separate payment. In no event may the Severed Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of the Plan to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to Specified Employees, any payment on account of such Severed Employee’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Severed Employee’s Severance Date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Severance Date. Notwithstanding anything contained herein to the contrary, the Severed Employee will not be considered to have terminated employment with the Company for purposes of Section 2.1 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any tax liability incurred by a Severed Employee under Section 409A of the Code will be solely the responsibility of the Severed Employee.

3. EXCISE TAXES.

3.1 Notwithstanding any other provision of the Plan, in the event that any portion or all of the Total Payments received or to be received by a Severed Employee would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided in such other plan, arrangement or agreement due to the applicability of section 280G of the Code, the Severance Pay shall first be reduced, and the other benefits under the Plan shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of

Excise Tax to which the Severed Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

3.2 For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (ii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

4. PLAN ADMINISTRATION.

4.1 The Plan shall be interpreted, administered, and operated by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to designate Eligible Employees and to make all other determinations necessary or advisable for the administration of the Plan.

4.2 All questions of any character whatsoever arising in connection with the interpretation of the Plan, or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 2.5 hereof. Any such settlement and determination shall be final and conclusive and shall bind and may be relied upon by the Company, each of the Severed Employees and all other parties in interest.

4.3 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.4 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel (which may be the Company’s General Counsel or designee) and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations, or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

5. RESTRICTIVE COVENANTS.

5.1 Eligible Employee acknowledges that, to assist Eligible Employee in the performance of Eligible Employee’s duties, the Company agrees to provide, shall provide and has provided Eligible Employee with Confidential Information and materials. Due to the sensitive nature of this Confidential Information, Eligible Employee acknowledges that the Company has legitimate business and competitive interests and legal rights to require non- disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the benefit of the Company. Therefore, in order to protect the Company’s Confidential Information and the Company’s business goodwill and competitive position, and in exchange for the Company providing Eligible Employee the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Eligible Employee in the Plan, Eligible Employee agrees:

(a) At any time during the term of Eligible Employee’s service to the Company and thereafter for so long as such Confidential Information remains confidential, Eligible Employee will not use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information, unless previously authorized by the Company for use in the pursuit of Company business. The obligations under this Section 5.1(a) will not terminate if Confidential Information ceases to be confidential by reason of the Eligible Employee’s wrongful disclosure.

(b) During the term of Eligible Employee’s service to the Company and for a period of twelve (12) months following the Eligible Employee’s termination of employment, the Eligible Employee will not, directly or indirectly, either on Eligible Employee’s own behalf or on behalf of any other individual or commercial enterprise: (i) Solicit, induce, or assist any third party in Soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) months) an employee, consultant, independent contractor, or agent of Company (collectively, “Covered Employee”) to leave the employment of the Company or cease performing services for the Company; (ii) hire or engage any Covered Employee; or (iii) Solicit, induce, or assist any third party in Soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship. This non- solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into the Plan. However, it will not be deemed a violation of this section if Eligible Employee merely updates Eligible Employee’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section.

(c) During the term of Eligible Employee’s service to the Company and for a period of twelve (12) months following Eligible Employee’s termination of employment, the Eligible Employee will not, directly or indirectly, either on Eligible Employee’s own behalf or on behalf of any other individual or commercial enterprise (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company; (ii) transact business with any Client that would cause you to be a Competitive Enterprise or (iii) interfere with or damage any relationship between the Company and a Client.

(d) The grant of the Severance Pay provided herein and Eligible Employee’s agreement to the Restrictive Covenants are intended to be mutually dependent promises and, in the event Eligible Employee breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) Severance Pay that has not yet been paid shall cease to be payable and (ii) any Severance Pay that has been paid to Eligible Employee during the twelve (12) months prior to Eligible Employee’s breach or threatened breach of the Restrictive Covenants shall be repaid to the Company for no consideration.

5.2 Immediately upon the Eligible Employee’s termination of employment for any reason, or upon Company’s request at any other time, Eligible Employee will deliver to Company all Company Property. Following Eligible Employee’s termination of employment, Eligible Employee shall not retain, copy, or remove (either physically or electronically) any

Company Property from Company premises, computers, or other electronic equipment or storage devices.

5.3 By participating in the Plan, each Eligible Employee agrees and acknowledges that Eligible Employee has carefully read and considered the Restrictive Covenants, and, having done so, agrees and acknowledges that the Restrictive Covenants limit Eligible Employee’s ability to engage in competition during the period provided for above. Eligible Employee expressly warrants and represents that these restrictions with respect to time and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.

6. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that except as required by law, the Plan may not be amended or terminated in anticipation of a Change of Control or within two (2) years immediately following a Change in Control in a manner that would adversely affect the rights of Eligible Employees under the Plan without the express written consent of each Eligible Employee so affected. Following an Eligible Employee’s Qualifying Termination, no Plan termination or amendment shall adversely affect the rights of such Severed Employee under the Plan without such Severed Employee’s written consent.

7. GENERAL PROVISIONS.

7.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be subject to any obligation or liability of such Eligible Employee. When a payment is due under the Plan to a Severed Employee who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

7.2 If the Company is obligated by law or by contract (including an outstanding executive employment agreement) to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation, then any Severance Pay paid to a Severed Employee hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any salary received by the Severed Employee after the Company provided notice of separation according to Section 7.4 hereof. For the avoidance of doubt, a Severed Employee who is party to an executive employment agreement shall (notwithstanding anything to the contrary in such employment agreement) receive the greater of (i) any amounts payable hereunder or (ii) any amounts payable under such employment agreement arising from termination. If an Eligible Employee is party to an employment agreement with the Company, with regard to any amounts payable under such employment agreement upon a termination of employment, notwithstanding any provisions of the Plan to the contrary, the time and form of payment provided under the employment agreement shall apply instead of the time and form of payment under the Plan to the extent necessary to comply with Section 409A.

7.3 Total Payments paid under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Total Payments be repaid to the Company after they have been distributed to an Eligible Employee.

7.4 All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or electronic mail, (c) one day after timely delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The address for the Company shall be as follows: Leonardo DRS, Inc., 2345 Crystal Drive, Suite 1000, Arlington, Virginia 22202. The address for each Eligible Employee shall be the address on file with the Company.

7.5 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

7.6 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein, and the Plan shall be construed and enforced as if such provisions had not been included.

7.7 The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. In the case of any transaction in which the Company’s successor would not by operation of law be bound by the Plan, the Company shall require such successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

7.8 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and, whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

7.9 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan.

7.10 The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement, and performance of the terms of the Plan regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought to the exclusive jurisdiction of the Circuit Court of Arlington County (Virginia) or the United States District Court for the Eastern District of Virginia (Alexandria Division). The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of the Plan shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

7.11 Each Eligible Employee agrees to shorten the applicable statute of limitations and agrees that no claims or causes of actions may be brought against the Company or any its subsidiaries or affiliates or any of their directors, officers, employees, controlling persons, agents or representatives based upon, directly or indirectly, any claim that arises under the Plan more than twelve (12) months after the date of the action that is the subject of the claim or lawsuit. Each Eligible Employee agrees to waive any statute of limitations to the contrary.